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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2005

REGISTRATION NO. 333-46406

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLD AIR HOLDINGS, INC. (Exact Name of Registrant as Specified in Its Charter)
DELAWARE (State or Other Jurisdiction of Incorporation or Organization)
20-2121036 (I.R.S. Employer Identification Number)

The HLH Building
101 World Drive
Peachtree City, Georgia 30269
(770) 632-8000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Randy J. Martinez
World Air Holdings, Inc.
The HLH Building
101 World Drive
Peachtree City, Georgia 30269
(770) 632-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:
 Todd Wade, Esq.
Powell Goldstein LLP
One Atlantic Center
Suite 1400
1201 West Peachtree Street, NW
Atlanta, Georgia 30309
(404) 572-6600

        Approximate date of commencement of proposed sale to the public:    From time to time, at the discretion of the selling securityholders, after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

        This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), to reflect the creation by World Airways, Inc., a Delaware corporation (the "Company"), of a new holding company, World Air Holdings, Inc., a Delaware corporation ("Holdings"). The creation of Holdings was effected pursuant to an Agreement and Plan of Merger, dated as of January 10, 2005 (the "Plan of Merger"), by and among the Company, Holdings, and World Merger Subsidiary, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Holdings. The Plan of Merger provided for, among other things, the merger (the "Merger") of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the Merger was not required.

        As a result of the Merger, which became effective on January 10, 2005, the Company became a direct wholly-owned subsidiary of Holdings, and each outstanding share of the common stock of the Company, par value $.001 per share, was converted into one share of the common stock of Holdings, par value $.001 per share (the "Holdings Common Stock"). The Holdings Common Stock trades under the same "WLDA" symbol on the Nasdaq SmallCap Market with the same CUSIP number.

        In accordance with Rule 414 under the Securities Act, Holdings hereby expressly adopts this registration statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

        All applicable registration fees were paid at the time of the original filing of this registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peachtree City, State of Georgia, on the 10th day of January 2005.

WORLD AIR HOLDINGS, INC.
By:	/s/ GILBERTO M. DUARTE, JR. Gilberto M. Duarte, Jr. Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Position	Date

/s/ RANDY J. MARTINEZ* Randy J. Martinez	President, Chief Executive Officer and Director (Principal Executive Officer)	January 10, 2005
/s/ GILBERTO M. DUARTE, JR. Gilberto M. Duarte, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2005
/s/ RONALD R. FOGLEMAN* Ronald R. Fogleman	Chairman of the Board of Directors	January 10, 2005
/s/ DANIEL ALTOBELLO* Daniel Altobello	Director	January 10, 2005
/s/ A. SCOTT ANDREWS* A. Scott Andrews	Director	January 10, 2005
/s/ JOEL H. COWAN* Joel H. Cowan	Director	January 10, 2005
/s/ JOHN E. ELLINGTON* John E. Ellington	Director	January 10, 2005
/s/ RUSSELL L. RAY, JR.* Russell L. Ray, Jr.	Director	January 10, 2005
/s/ PETER M. SONTAG* Peter M. Sontag	Director	January 10, 2005
*By:	/s/ GILBERTO M. DUARTE, JR. Gilberto M. Duarte, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of World Air Holdings, Inc. (incorporated by reference to Exhibit 3.1 of World Air Holdings, Inc.'s Current Report on Form 8-K, filed with the SEC on January 10, 2005).
3.2	Bylaws of World Air Holdings, Inc. (incorporated by reference to Exhibit 3.1 of World Air Holdings, Inc.'s Current Report on Form 8-K, filed with the SEC on January 10, 2005).

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EXPLANATORY NOTE POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
SIGNATURES
EXHIBIT INDEX